Exhibit 99.2

Moleculin Biotech

Virtual Acute Myeloid Leukemia KOL Event

October 14, 2024

Presenters

Walter Klemp, Chief Executive Officer

John Paul Waymack, Senior Chief Medical Officer

Jenene Thomas, Investor Relations

Michael Andreef, Key Opinion Leader, Professor at University of Texas, MD Anderson Cancer Center

Giovanni Martinelli, Key Opinion Leader, University of Bologna

Mohamad Cherry, Key Opinion Leader, Medical Director of Hematology and Oncology

Q&A Participants

Jonathan Aschoff – Roth Capital Partners

Chad Yon – Maxim Group

Jenene Thomas

We appreciate everyone's patience. Good morning and welcome to Moleculin Biotech's Virtual Acute Myeloid Leukemia KOL event. My name is Jenene Thomas, and I will be the moderator for today's event. At this time, I would like to remind our audience that remarks made during this webcast may state management's intentions, beliefs, expectations or future projections. These are forward-looking statements and involve risks and uncertainties.

Forward-looking statements on this call are made pursuant to the safe harbor provisions of the federal securities laws and are based on Moleculin's current expectations and actual results could differ materially. As a result, you should not place undue reliance on any forward-looking statements. Some of the factors that could cause actual results to differ materially from these contemplated by such forward-looking statements are discussed in the periodic reports Moleculin files with the Securities and Exchange Commission. These documents are available in the investors section of the Company's website and on the Securities and Exchange Commission's website.

We encourage you to review these documents carefully. Additionally, certain information contained in this webcast relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the Company's own estimates and research. While the Company believes these third-party sources to be reliable as of the date of this presentation, it does not independently verify and makes no representation as to the adequacy, fairness, accuracy or completeness of or any independent source or verifies any information obtained from third-party source. Any data discussed regarding clinical trials and progress are considered preliminary and subject to change.

So, for today's agenda topics, we will start with KOL introductions, then move right to an Annamycin overview. The discussion will then turn to anthracyclines: powerful treatment tools, then Annamycin's potential to revolutionize the AML treatment landscape, followed by Annamycin, the first non-cardiotoxic anthracycline, and ending with MIRACLE, the Phase 3 pivotal clinical trial.

Joining us on today's call from Moleculin's leadership team are Walter Klemp, Chief Executive Officer and Dr. John Paul Waymack, Senior Chief Medical Officer, along with key opinion leaders, Drs. Michael Andreef, Giovanni Martinelli and Mohamed Cherry. We'd like to welcome everyone, and we'd like to start with introductions. So Dr. Andreef, we'll start with you.

Michael Andreef

Yeah. Good morning. I'm an attending physician professor at the University of Texas, MD Anderson Cancer Center. I've been involved in leukemia pre-clinical research and clinical research for a lifetime; that means very long. And I'm very excited about having, finally, a new class of agents, an old class of agents with a new agent, that I think has the potential to make inroads into leukemia treatment.

Jenene Thomas

Excellent. Thank you. Dr. Martinelli, we'll go with you.

Giovanni Martinelli

Yeah. I'm Giovanni Martinelli, University of Bologna. I was for six years Scientific Director of Comprehensive Cancer Care Research Network in Romania (inaudible) for 1.2 million. In my career, I'm constantly involved in acute myeloid leukemia patient treatment, and I have my background roughly 22 clinical trials in which we started from the dose finding to the registration and reimbursement of the drugs. So mostly the drugs that I've been using up to this moment has been passed to my hands. So, I'm proud to be part also on the developing of these drugs of Moleculin.

Jenene Thomas

Great. And Dr. Cherry.

Mohamad Cherry

Thank you for the invitation. So, I work in Morristown, New Jersey, and I'm the Medical Director of Hematology and Oncology. My main interest is acute leukemia. Actually, I did some of my training at MD Anderson, where Dr. Andreef is working. And then I came back to Oklahoma University, where I built the leukemia program close to 14 years ago. And then after seven years, I joined Morristown Medical Center to build the blood cancer program. My main interest, as I mentioned, is acute leukemia, and I'm highly involved in clinical trials and I'm very interested in the discussions today because the concept of a non-cardiotoxic anthracycline is very, very important in my opinion, and I look forward to this discussion today.

Jenene Thomas

Wonderful. Thank you. Wally, we’ll pass it to you.

Walter Klemp

Yeah. Thanks, Jenene, and thank you to our esteemed panelists for joining us today. We view this as a very significant event for analysts and investors. And to be sure, those of us that are focused on Moleculin's stock are honestly baffled that our market cap is nowhere near what it should be for a Phase 3 asset in a space like AML. It's certainly not consistent with our data. Annamycin has delivered some strong efficacy results that we'll ask our panelists to review today. And we've shown in 84 patients treated so far, that our drug is completely non-cardiotoxic, something that never previously thought possible with an anthracycline.

We've got an exciting Phase 3 plan that we'll discuss today as well. And in addition to our strong efficacy and safety data, our drug is patented through 2040, with both Orphan Drug and Fast Track designation. And all of this has us positioned to deliver important milestones as we finish this year starting up the MIRACLE trial that we'll talk about today. We expect to announce first patient treated in the first quarter of '25, and even to provide a peak at the data by the end of '25, so things are moving quickly. But perhaps most importantly, our key unblinded data readout is expected in mid '26 and we really believe at that point, that's when development partners will likely be involved to a much, much greater extent.

But all of this begs the question, where is the disconnect in the Annamycin opportunity and frankly, this call is really intended to help tease that out. Clearly, there are some factors that are common to a lot of small biotechs, including the market in general, which is terrible, and the concern for financing overhang. But there's also a factor that's unique to our technology. And in my view, for the last five years, especially, all investors have been hearing about in the AML space and oncology in general, are targeted therapies. And targeted therapies are important, but the fact is that nearly half of all cancers are still treated with an anthracycline.

I mean, 32% of all breast cancers, half of AML patients, 70% of all lymphomas and 60% of all childhood cancers are treated with an anthracycline. Yet, for all their success and importance, anthracyclines haven't fundamentally changed in over 50 years, which means they don't often hit the radar screen when investors are looking for biotech plays, and we think that's really what makes Moleculin such a hidden opportunity. Now, the purpose of today is to give analysts and investors a chance to hear directly from practicing clinicians and thought leaders in AML firsthand. So let me start things off by asking just some positioning questions.

First off, notwithstanding the intense focus on targeted therapies in recent times, is it fair to say, I'm asking the panelists now, is it fair to say that there remains a significant unmet need in relapse/refractory AML?

Giovanni Martinelli

Who's up first? Me?

Walter Klemp

Um, yeah. Yeah. Go ahead. Dive in. Dive in.

Giovanni Martinelli

I start. There is a great need of a new therapy, a new approach is seen relapsed/refractory acute myeloid leukemia, mostly of the company. I mentioned the big pharma company. I'm in contact with more than 400 pharmaceutical companies in this moment. And you are one, the more relevant one who decided to work on relapsed/refractory acute myeloid leukemia. I presented two years ago on a project, a European company that was financed for $6 million, which is nothing for a pharma, but that's a lot of money for a university. In order to collect acute myeloid leukemia relapsed/refractory, in Europe, we are expecting to get 22,000 people every year, in this moment, still alive with relapsed/refractory acute myeloid leukemia.

And there is a big, huge capacity and potential to treat these patients, that in this moment, they survive less than three months. So I personally, find it very important for a pharma company to stay in the field, to activate NSA in the fields, with the clinical trial in relapsed/refractory acute myeloid leukemia. We are as we were 30 years ago in the newly diagnosed patients in relapsed/refractory. We don't have drugs. We don't have any possibility. Only one company, which is Astellas, with gilteritinib, as you mentioned is a targeted therapy, is the only one who has drugs (inaudible) in Europe, which is a big market of acute myeloid leukemia, in this moment, that are getting a registration of the drug in relapsed/refractory. Also Venetoclax as--is not registered completely and not completely full plenty in all European states for relapsed/refractory. So there is a total opportunity for a company to develop drugs in a relapsed/refractory.

Walter Klemp

Well, Dr. Andreef, I know you were part of a team that helped develop the Venetoclax. And I'm curious from your--I know in a previous conversation with you, you said to me that you thought that the lack of cross resistance that Annamycin seems to have might be, um, as important as the lack of cardiotoxicity. Could you expand on that?

Michael Andreef

Yeah. So let me comment on the Venetoclax scenario first. We now have remissions in 70% to 90% of patients. Many patients could not even be treated before. However, the vast majority of these patients relapses and that's where new agents come in, and it will not be the highly targeted agents. We need agents that have a broader spectrum of activity and do not target a single mutation. When you really think about last 15 years, there are two mutations that we can target, FLT3 and IDH. And I think that's about it after 15 years. And Venetoclax was so successful because it's not mutation specific.

So now we have vast majority of patients who get initially Venetoclax and a hypomethylating agents, and then they relapse. And now what? Um, so now we need agents that are not cross resistant. This Venetoclax will have a different mechanism of action, for sure. And so now we are falling back to our old-fashioned chemotherapy, which hasn't changed in 50 years, as you point out. And now we have a new anthracycline, which may be much better than idarubicin and daunorubicin, and that's the starting point, I think, for this conversation.

Walter Klemp

Great. Dr. Cherry, any thoughts to add here?

Mohamad Cherry

I mean, definitely there is unmet need, and we have to remember that more than 50% of patients are still dying from AML despite all the recent advances. And the situation is more grim in the relapsed/refractory setting, where if you don't have a targetable mutation, then your only chance for cure is bone marrow transplant. And as you--everybody knows, many of our patients are not candidates for bone marrow transplant cause we're dealing with an older population. So, the exciting idea about a new anthracycline without cardiotoxicity is extremely important, and especially where Venetoclax might fail. As Dr. Andreef said, that after a hypomethylating agent and Venetoclax, if you fail this treatment, then the outcome is extremely, extremely dismal. The survival is in the order of two to three months. So I feel that this is the area where there is unmet need. I’m very excited about this study that you are conducting,

Walter Klemp

Fantastic. Let me just ask the operator if there are any questions from the audience at this point. We've got other more detailed discussions to go into about the data and the trial design. But in the overall positioning, are there questions from the audience?

Operator

Certainly. To remind the audience, if you'd like to ask a question verbally, you could press star, one, to be placed into question queue, or over the webcast at any time, you could type our question to the ask a question feature on your screen. Once again, if you'd like to ask a question at this time, you may press star, one, to verbally ask a question, or you could type a question into the chat box. Our first question is coming from Jonathan Aschoff from Roth Capital Partners. Your line is now live.

Jonathan Aschoff

Thank you very much. So, Wally, you know, you were talking about the stock, and I certainly get where you're coming from and so my question is, I think what would help that immensely is if data could happen before, you know, roughly two years from now. So can you maybe help us understand how conservative your timeline estimate is now, and just therefore, how much room there is to show us some cards, sooner than 24 months from now.

Walter Klemp

Yeah, understood. And by the way, Jonathan, we'll go into this in a bit more detail later in the program, but just--it's a very important question, so, let me give you the short answer and we can get more detail later. But the short answer is by mid '25, so basically, two and a half quarters from now, we expect to have some midpoint data that we think will be indicative of the direction this trial is going. And it's because of the math and the disparity in performance between the control arm and the test arm. But it will start to become obvious that Annamycin is winning this trial. And so, you're right in asking that question. We don't have to wait two years to know that we're winning, OK.

Jonathan Aschoff

But, you know, sooner than two years, like, what you're referring to that will still be blinded, correct?

Walter Klemp

Yes.

Jonathan Aschoff

It will just be performing as a group better than expected if everybody was getting nothing?

Walter Klemp

Exactly. It will be blinded, but when you do the math, because the HiDAC control arm has a pretty well-known history of performance level, mathematically, it will be obvious. It wouldn't be possible to have as many responses as we will be having if Annamycin weren't performing. So--

Jonathan Aschoff

OK. So, you know, just one more follow on, and then I'll stop for the moment. Exactly how consistent has your placebo group performed trial to trial, regardless of what trial it's been in? You know, it's still the same placebo group. And only in trials where they're looking at the same types of patients that you're looking at, you know, how consistent has that been over the last decade or so? Because that's going to be extremely important in order to assume that you're placebo group--

Walter Klemp

We're going to show you a chart--yep, we're going to show you a chart that shows, two very large, published, very respected trials where the control arm was HiDAC, which is the same as our control arm, 10 years apart, and there's barely a one point difference between the performance in those--in those two different trials. And I know that when we get to that data, I know the docs here will want to weigh in on--they'll have their own additional thoughts about that consistent data, right?

Jonathan Aschoff

OK, just because, you know, you really have to have as the only variable, the blindedness of your data. You know, the placebo has to be really something you can depend upon a given performance when the data you're looking at still blinded.

Walter Klemp

Understood, and I promise you, we're gonna--we're gonna drill down on that a little bit later in this program. OK?

Jonathan Aschoff

Thank you, Wally.

Walter Klemp

OK. You bet. Any other questions, operator?

Operator

Not at this time. I'll turn it over to you.

Walter Klemp

Sounds good.

Jenene Thomas

Sure. We do have a question actually, Wally, from the audience. Can you talk about how resistance formed to existing anthracyclines? And generally speaking, which tends to come first to for patients, resistance, relapse or cardiotoxicity?

Walter Klemp

I'll invite one of the clinicians to weigh in on that.

Giovanni Martinelli

This question could be for me, probably.

Walter Klemp

Please.

Giovanni Martinelli

Until now, we get a great, great confidence with this drug. We were a bit--at the beginning, we get some--some potentially difficulties on preparing the drugs with pharma. But on the clinical level, we find the drugs absolutely sure and safe. The older patients treated were very, very well-tolerating the infusion, and all the patients getting, particularly no significant difficulty to get--and we don't get any management of the difficulty to deliver the drugs, and no cardiotoxicity at all until now. So it was true. Let me say, when you started, experimental drugs, you--the company says is safe, but it's true that the drug is safe in this moment. It's very safe.

Walter Klemp

I think, too, if maybe--I thought I heard something else in that question, which was when you treat a patient first-line, is it more common that they are refractory to first-line treatments? Is it more common that they relapse? And/or how common is it that you can't treat a patient with seven plus three because of cardiac issues?

Giovanni Martinelli

Is for me, this question?

Walter Klemp

Any of the three. Any of the three is fine.

Giovanni Martinelli

I find when we move to our relapsed/refractory population, particularly the patient fit for previously three plus seven program, or fludarabine-based intensive chemotherapy, or Mylotarg plus chemotherapy, three plus seven plus Mylotarg and other patients have been treated this way, the patient comes out from this one or two cycle of initial chemotherapy, very fragile. Usually, the patient has lost a lot of weight. They are potentially previous infections, particularly lung infection, fungal infection. So, the quality of the patients that we say, even if checked and controlled by the inclusion criteria, is a poor population. So a population that is more fragile from the induction phase and the previously exposed to chemotherapy.

So that population is a population that sometimes also has a prolonged exposure to neutropenia and is a population that at the end of the day, became an additional fragile population, even if they were fragile from the beginning. So, it's very difficult to treat the patients in this situation. A lot of people believe that they have not to be submitted again to another course of this kind of drug, but the drugs we used was successful for, at least for (inaudible).

Walter Klemp

OK. Great. Thank you. Other questions before we move to the next section?

Jenene Thomas

That's it, Wally. We can move on.

Walter Klemp

Sounds good. OK. We'll dive deeper now into a discussion of the data. And to do that, I'm going to invite our Senior Chief Medical Officer, Dr. Paul Waymack, to start us off. Paul?

Paul Waymack

Thanks, Wally. Annamycin has now accumulated a solid set of data, starting with single agent clinical trials in AML patients in both the US and in Europe, and culminating in our most recent combination trial, where Annamycin was combined with high dose AraC or HiDAC, which generated some significant efficacy numbers and formed the basis for our meeting with FDA to establish a Phase 3 approval trial plan.

And when you look at the results from our last Phase 1/2 trial, you can see why we are so excited about these numbers, especially in second-line patients, where we saw a 50% CR rate, which we believe is significantly better than any drug currently approved for this class of patients. These were not only durable responses, but we saw responses in fit patients coming off 7+3 therapy and unfit patients coming off VenAza therapy, as well as other first-line therapy regimens.

Now, we recognize the N is relatively small when we focused on just second-line patients in our study. But when you look at all the patients treated around the recommended Phase 2 dosing regimen in the last three trials combined, we're talking about 35 relapsed or refractory patients, showing a CR rate that would likely win approval if repeated in a pivotal trial, especially when you compare these results with the results that have won FDA approval thus far for second-line AML therapies. As you see here, of the five drugs approved by FDA for use in second-line AML patients, the average CR rate is about 21%. And of course, since all these are targeted therapies, they are only relevant to a small subset of AML patients, which contributes to the significant unmet need for a broadly effective second-line therapy treatment.

Wally?

Walter Klemp

Thanks, Paul. So, with this as a brief review of the data, let me ask our panelists to weigh in. So maybe to start with, given that targeted therapies have been approved on an average of a 21% CR rate, do you find the durable 50% CR rate for Annamycin compelling for second-line patients? I mean, I know you do, but I think our audience would like to hear it.

Michael Andreef

OK. So the answer is unqualified yes, if--if we can sustain this.

Walter Klemp

Right.

Michael Andreef

It's a small number. So I'm sure we all cautions about this. But, if we get close to that, if you have 40% that would still be--so in my own thinking, if a drug is 1/3 better than the standard of care, it should be approved. That means 1/3 higher response rate, or 1/3 prolongation of survival. That's, to me--P-values for me personally, do not matter. I don't care about the P value if the survival benefit is one week or one month. But that's my own personal standard.

And when you look at the data, we are more than doubling the response rate here from 20% or less to 50%. If it's 40% it's still 100% worse than what we have. So, to me, this is highly significant, so we need to Phase 3 trial to show if this is real or not. And when you look at the individual patients that were treated, these were really bad patients. So I don't think there was a patient selection, which is always a suspicion when you have wonderful data. So these are bad patients, 50% responses. If you can look at kids at Phase 3, this should lead to approval. That's my opinion.

Walter Klemp

Great. Any other thoughts? Dr. Cherry?

Mohamad Cherry

Yeah. I mean, what is interesting that even in patients with targetable mutations, you are getting higher response rate. And remember that 50% of patients don't have any targetable mutations. But as Dr. Andreef mentioned, if these results are translated to the Phase 3 clinical trials, and even if it is a little bit lower than 50%, this is huge news for the AML community. Yes, definitely. You know, the preliminary results are exciting.

Walter Klemp

Great. Hey, Dr. Martinelli, one question we get often is, would you imagine that once approved and a safety track record is established, could you imagine Annamycin being used in a first-line setting?

Giovanni Martinelli

Absolutely. It’s a great drug to be tested. I think is the best drug to be tested in this moment, in the first-line because it's a drug that there is no resistance mechanism until now we know against the use of these drugs. Of course, we are working on a general mechanism which looks like to be, not general, but is peculiar for acute myeloid leukemia, all the types of acute myeloid leukemia we know, has a difficulty to be targeted in the self-renewal mechanism. So depending from the level of the leukemia stem cells, all the patients with acute myeloid leukemia has extremely sensitivity to anthracycline. So, this is a potential of drugs that has to be introduced together with some target therapy. That's my opinion. Either or later--either or not. But there has to be integrated with the target therapy.

As mentioned by Dr. Andreef before, until now, there is a lot of emphasis on target therapy, but there is only IDH1 and potentially also some cases of FLT3 but not all of them. Elantra, which is a general mechanism in promyelocytic leukemia, that are really eradicating, able to eradicate the leukemia stem cells. So we need to get on a backbone of drugs that works. I cannot say all the cases, but in the majority of the case with acute myeloid leukemia. Probably the AV1 positive leukemia is the only one who was and could be also resistance to acute myeloid leukemia treatment with anthracycline, is the only types of 4% or 6% of the entire population of myeloid leukemia. And another potential category that will be difficult to be touched by an anthracycline is probably P53 double mutated. But the other types of leukemia could be on (inaudible) now extremely sensitive to the anthracycline, in particular these drugs.

Walter Klemp

Great. Great. Let me just ask anything from the audience as it relates to this question about the positioning of Annamycin and the data that Paul just went through.

Jenene Thomas

Wally, we don't have anything at this time.

Walter Klemp

Sounds good. So Paul, I think it's worth drilling down just a bit on the unique attributes of Annamycin, as this tends to get lost in the wider clinical discussions.

Paul Waymack

Yes, Wally. Indeed, the construct of Annamycin is at the core of what makes it so different. The inventor took key aspects from three different currently prescribed anthracyclines, then combined that with the addition of an iodine atom that significantly changed the PK and PD characteristics. The result is a complete lack of cardiotoxicity that initially the FDA was not buying into.

In fact, in our first US trial, FDA would not allow us to dose any patients over their current lifetime anthracycline limit. But I am happy to report that in our last meeting with FDA, we requested that the cardiorenal division attempt weighing in on this issue. After being provided with the data from 84 Annamycin treated patients, most of whom received well over the limit, and some of whom we took to over five times the lifetime anthracycline limit, the cardiorenal division concurred with us that they saw no evidence of cardiotoxicity, and so they are now allowing us to treat patients over the lifetime anthracycline dosing limit in our Phase 3 trial.

Beyond the elimination of cardiotoxicity, though, we also see in preclinical models that Annamycin avoids the cross resistance seen with a number of existing AML drugs. This not only includes currently prescribed anthracyclines, but also cytarabine and Venetoclax. Wally?

Walter Klemp

Here again, it would be great to gain some perspective from the panel. You know, now that even the FDA is beginning to acknowledge Annamycin's lack of cardiotoxicity, can you folks comment on the utility of a truly non-cardiotoxic anthracycline?

Mohamad Cherry

I can mention that in the acute leukemia arena, is extremely important fact, because the majority of patients diagnosed with acute leukemia, they will receive anthracycline and their induction chemotherapy. And over multiple lines of treatment, you reach, you know, the maximum amount, and for each anthracycline, you have, like, certain number. And often in the relapsed setting, you face this dilemma, like, exceed, the limit because of the risk of cardiotoxicity.

So, being able to give anthracycline despite this fact, and for example, many of my patients have secondary AML, they were treated for their breast cancer with an anthracycline years before this diagnosis. And even during induction, you cannot give anthracycline, which is very inconvenient and will affect the outcome. Now, we have studies that have shown that if you double the dose of anthracycline especially for daunorubicin, from 45 milligrams per meter squared to 90 milligrams per meter square and frontline AML, you are improving the response rate and overall survival. So, in AML it’s extremely important, and this, in my mind, translates to other cancers where anthracycline is useful.

Walter Klemp

Dr. Andreef, it looks like you had a question?

Michael Andreef

Yeah. I'd like to add a different twist. On the slide, you could see that this drug is MDR1 independent. So that's the PDAC protein that pumps out anthracycline and many other agents. And to me, that would indicate that perhaps Annamycin is just a better drug. So regardless of the lack of cardiotoxicity, which I think I was present at this FDA meeting, and I think it's pretty clear there is no cardiotoxicity. But beyond that, we need better drugs, and Annamycin has some potential because of the independence of MDR1 and to follow up, was what Giovanni was saying, AML stem cells have very high levels of MDR1 PDAC protein. and a drug to eliminate these cells has to be independent. Venetoclax does it to a degree, but and the Annamycin, I think, has the potential of doing that as well. So it's not just a lack of cardiotox, I think it's a potential of having a much better anthracycline that makes it interesting.

Giovanni Martinelli

Yeah, if I can add something regarding this. We strongly need an MCL1 inhibitor for treating and promoting apoptosis in acute myeloid leukemia stem cells. And we know the anthracycline, whatever the types, Annamycin is probably the best one, promote strong MCL1 inhibition without any endothelial activity. So the endothelia are--still remain protected because they express several times more MCL1 and so the endothelia are protected. In the meantime, the blood cells, particularly the stem cell blood cells, are touched.

So this is another issue that we need to get an anthracycline. We are talking about leukemia, or we can talk regarding all the types of cancer. If we get an strong MCL1 inhibitor, we induce a strong, irreversible, pro-apoptotic activity, which means that whatever is the DNA damage level, whatever is the background, molecular or cytogenetic alterations, we strongly promote the apoptosis and this enable to repair the activity that MCL1 inhibition will promote at a pro-apoptotic level. So it's a drug with a great, vast majority of activity on leukemia stem cells, whatever is the background, genomic or molecular.

Walter Klemp

Thank you. Thank you. We're about to move on to the discussion of the Phase 3 trial, but before we do, are there any questions from the audience on what we've covered so far?

Jenene Thomas

We received a question from the webcast. So can you--the question is, can you talk about the difference in dosing for Annamycin versus the three other anthracyclines you showed on the previous slide? Are patients able to get a higher dose or a similar dose, but perhaps for longer duration, or both?

Walter Klemp

Great, and let me just--for positioning, because not all the panelists are focused on the specific aspects of the trial history here, but most of the patients treated where we've seen responses, have been in the 190 to 230 milligrams per square meter of Annamycin. That, of course, is in combination with HiDAC. So that's your reference point, versus, let's say, traditional 7+3 therapy.

Giovanni Martinelli

Can I make a comment for our person we are listening. I don't believe we have to increase the dosage to match the doses of an anthracycline. A lot of companies make the mistake to consider the initial stage of leukemia as the only one to be cured. So when we started to treat a leukemia, we get thousand and thousand of billions of cancer cell, and so we need more drugs. But, moving to the reduction, the cytotoxic activity, we need a daily, less drugs, and particularly the elderly population with acute myeloid leukemia, we make experience that also in Venetoclax patient, we start at the beginning with 800. We need BCLL leukemia, then we reduce it to 400 then we reduce to 200.

Now, we know that for elderly, very elderly, fragile population, we can use only 50 milligrams of Venetoclax, and this is the same for all the drugs from (inaudible) leukemia with tyrosine kinase inhibitor, all the drugs we are using. We start with a lot of drugs, because we get a great amount of cancer stem cells at the beginning. But after a few days, a few hours, these great amounts of cells come down. So I'm not afraid to reach the higher level of infusion of these drugs since probably we don't need to reach so high level.

Also, this will be important for the development, the price and so on. But it's important to understand how we can treat the patient with the low level of the drugs, which low level can be reached in the majority of the patients without any significant toxicity, particularly in the combination that we need to have in order to avoid any mechanism resistance.

Walter Klemp

Yes, yes, Michael?

Michael Andreef

Can I add to this? Dr. Martinelli talked about the inhibition of MCL1. So MCL1 is the most important resistance factor to Venetoclax. And the MCL1 inhibitors have failed to discontinued. That's a different topic. But if Annamycin inhibits MCL1, the combination of Venetoclax and Annamycin would be the next step, not just AraC Annamycin, but Venetoclax Annamycin. That's a huge unmet need for that, because, as I mentioned before, the vast majority of patients relapse after Venetoclax, and we have published several papers showing that MCL1 is the main resistance factor.

So requires some preclinical work. This could be done in four weeks or two months, to show that Annamycin should be highly synergistic with Venetoclax. Of course, that's not for today's discussion, but to give the audience an idea where this could go, not just with AraC, but certainly with Venetoclax, which will open up a huge number of patients, of course. Thank you.

Walter Klemp

Fantastic. Well, Paul, I think we should keep plugging forward and dive into the Phase 3 clinical trial.

Paul Waymack

Indeed. And as Wally alluded to earlier, we had a very productive meeting with FDA where they were impressed by the strength of our Phase 2 data, and FDA agreed that a Phase 3 trial could be constructed around using CR rates, that is complete remission rates, measured approximately one month after initiation of therapy as the primary efficacy end point for a new drug application approval. We are calling this the MIRACLE trial, which stands for Moleculin R/R AML AnnAraC Clinical Evaluation, and hence, the acronym.

And part of the reason why we are so excited about this trial is that it allows some early looks at the data. Part of this stems from the fact that the FDA asked us to evaluate more than one dosing regimen of Annamycin using an adaptive trial design. So we have structured this as an adaptive trial design with a Part A and a Part B. In Part A, we are comparing Annamycin using two different dosing regimens in combination with HiDAC to a third treatment arm using HiDAC plus a placebo.

This three arm comparison design will allow us to break the blind after the initial 90 patients, thereby allowing us to select the optimum Annamycin dose to be used to complete Part B of the trial. But of course, this also enables us to see how the trial is progressing with unblinded data. And with as many as 90 patients, we think this will end up being a fairly definitive read on whether or not the trial is destined for success.

It is worth noting that we believe approval has been significantly de-risked in that the historical CR rates for HiDAC are very well established. Two large, major published studies generated highly consistent HiDAC CR rates in refractory or relapsed AML patients at around 17% to 18%. Now, if you compare those numbers with Annamycin's results in all refractory relapsed AML patients, we're seeing about double that performance. But the MIRACLE trial will not be conducted in all refractory relapsed AML patients. It will only be in second-line AML patients, where our performance is almost three times better than HiDAC alone. Given that history here, we feel confident that the MIRACLE trial will lead to a new drug application approval.

Wally?

Walter Klemp

Thanks, Paul. Given the question that we got from Jonathan Aschoff earlier I wanted to kind of circle back to the panel and ask your opinion about how consistent you think the response rates should be from HiDAC as a control arm? I mean, how reliable do you think that 17% to 18% performance number is?

Giovanni Martinelli

The question is correct. And we are conducting a pragmatic clinical trial that I'm spreading to all the Europe. We got, in this moment, 18 countries that participate to the, so call it, impact acute myeloid leukemia program. And the question was, in this pragmatic, after relapsed refractory acute myeloid leukemia, if a patient is sufficiently fit, what's the best procedures, what the best treatment could be, an intensive one or a non-intensive one? Which means an intensive one, which is whatever is currently present in relapsed refractory AML patient, Fludara, FLAG-IDA, MEC and so on, which is the currently European program for relapsed refractory population fit for chemotherapy again.

And let me say, the patients are not too much excited to pass through another high intensity chemotherapy program. And secondly, in the low intensity, there has only been VenAza that we know that the VenAza has roughly less than 47% potential capacity, and most of the patients paid in an infection pulmonary. Some of them died. We had at least 5% of--dead during the treatment. So, the positionally of an intensive chemotherapy, personally, I'm not so excited to make a difference harm between 190 and 230, if I understood correctly, the doses. Because what's the difference will be just 30 milligram more of anthracycline, if this anthracycline is active in the majority of the patients.

So personally, I don't find this an exciting part of the project, even if necessary, probably because it has been discussed with probably FDA and so on. What I'm thinking is is this a program only for fit patients relapsed, or we would like, the company would like to also to catch all the intermediate fit for chemotherapy. The patient that the clinical European clinician has adopted to treat the patient with intensive chemotherapy, again, versus some less intensity approaches since the patients I'm thinking about the 65, 68, 72 years old population that--well, probably also 61, who has failed the first intensive chemotherapy and then has to be treated again.

And is this approach that can catch the majority of relapsed refractory population in order to get--to a clear indication that Annamycin could be, or will be, the best drug to treat any relapsed refractory population. That is my rebutted question to the panel.

Walter Klemp

So Paul, you might weigh in relative to inclusion exclusion criteria here, because I think that speaks to Dr. Martinelli's question.

Paul Waymack

Yes. In our Phase 1/2 study, we enrolled all patients, be they fit or unfit, including we have one 80 year old who is now a year and a half post-treatment, still in complete remission, traveling the world. So, we are not limiting it to just fit patient or unfit. They both seem to do very well. Even the unfit, they do not have cardiac deterioration. They tolerate it generally well. So for our pivotal trial, we are allowing any patient to enroll, be they fit or unfit, within reason. As long as they don't have liver failure or kidney failure, they can be enrolled because they all did well in our Phase 1/2 study. That also helps speed recruitment, I would point out.

Giovanni Martinelli

Yeah. That--that will be very important. The speed of recruitment will be an important issue. So the proposal is very exciting, and it can be fitting a lot of interest, at a European level, at least. And a lot of the country doesn't have nothing, nothing, because they get nothing to be proposed relapsed refractory male population. So even if they--I prefer to simplify the program that has been discussed with the FDA. So is probably the good program to be done.

I personally believe that if you get a good data with 190 milligrams, why not to use this, which is probably the most safe because you have not only cardiotoxicity, you have to take in account also the fungal infection, the lung infection, the fever, the general infection that anthracyclines could integrate in the activity. So it's not a fragility related only to cardiotoxicity, but is related to the patient that we are treating with a failure before and a long, prolonged high exposure to intensive chemotherapy. So--

Paul Waymack

And I would point out, that is why the FDA requested this design where we do 90 patients with the 230 milligrams, the 190 milligrams and the HiDAC plus placebo. So that if there is no difference, we will go forward with the 190 and I would also point out, as Wally has stated in the past, we know what to expect from HiDAC. Those two trials each had over 100 well over 100 patients getting HiDAC plus placebo. So this 17% to 18% is pretty well established. So although we will not be unblinding the data, if we--the data as a whole when it's still blinded, Annamycin versus placebo, if we're getting CR rates of 30% or better, we got a pretty good idea from where it's going, or at least, I think we can guess.

Walter Klemp

Dr. Cherry, Dr. Andreef, would you agree with that--that kind of mental gymnastics there, that the HiDAC performance is well enough known in history that we can probably make that kind of conclusion?

Michael Andreef

There's nothing better known than HiDAC, right? After 50 years, you should have some idea what the efficacy is.

Walter Klemp

OK.

Giovanni Martinelli

Yeah. Here's another point. Sorry, Cherry. Mohamad, sorry. This is another point that the control arm and is not so attractive, either for researcher or for the patients.

Walter Klemp

Yeah.

Giovanni Martinelli

Personally, I believe that we know what we are expecting with HiDAC and this is something that raises the question, who is the patients who will receive a HiDAC without getting suspicious that the rate of CR could be so low in this arm. So personally, believe that Venetoclax in a relapsed refractory population, could be in a control arm. I don't know if the FDA is asking for the company in the intention chemotherapy, but the--probably the intensive chemotherapy could be a potential control arm also in this program.

Walter Klemp

Dr. Cherry, It looked like you had a comment.

Mohamad Cherry

I mean, it's an acceptable, you know, comparative arm. And I imagine many of the patients that will get enrolled have already received Venetoclax and hypomethylating agent, and this is in the second-line setting. But for HiDAC as a single agent, I think what is proposed and the percentage of CR are consistent with the historical value.

Walter Klemp

Mm-hmm. And it's worth pointing out, Paul, I think, mentioned this in his section. But to your point, Dr. Martinelli, we were very sensitive here--in fact, Dr. Andreef was on the phone with the FDA, explaining to them, because originally, the FDA wanted this to be a longer duration of treatment. And Dr. Andreef just said, look, you know that's borderline unethical to treat someone who's not responding to continue to treat them with HiDAC. And as soon as the word unethical came out, the FDA backpedaled quickly and said, uh, no, no, no, no, we don't want anything that might be considered unethical.

And what was suggested was that after 30 days, if the patient's not responding, they can move to essentially investigator's choice. And so to your point, Dr. Martinelli, we think it, we--this at least helped to make the trial maybe a little more attractive. Even if a patient's going to get the control arm, it's only 30 days, um, and then immediately moved to whatever their clinician recommends.

Paul Waymack

As a former FDA medical officer, let me also point out that this design they wanted, where the HiDAC can be expected to get a 17% to 18% CR rate, the drugs the FDA has approved for second line therapy, their average is 21%. It's not a big difference between 18% and 21%. And as Wally said, after 30 days, you can go into anything you want, and we are not having difficulty finding sites that want to be part of the study and consider this study an ethical study.

Walter Klemp

Yeah, yeah. Let me just pause for a moment and make sure there aren't any questions from the audience that we can wrap this up with.

Operator

As a reminder, if you'd like to ask a question verbally, please press star, one, or you could type your question into the ask a question field on your screen. Jenene, over to you at this time.

Jenene Thomas

Thank you, Kevin. So Wally, we do have quite a few from the web, and I will start asking them now. So the first one is, can you talk about the difference in dosing for Annamycin versus the three other anthracyclines you showed on the previous--I think we just asked that. I'm sorry. I apologize, Wally.

Walter Klemp

Yes--yep.

Jenene Thomas

Yeah, sorry. So is this strategy to seek FDA approval for AnnAraC combination or annamycin standalone? And if the latter, will the trial tease out the benefit of Annamycin versus AraC to support the approval?

Paul Waymack

I guess that's for me.

Walter Klemp

Sure.

Paul Waymack

The indication for the initial approval would be the combination for treating refractory relapsed AML, and it would be based on our having a higher CR rate with Annamycin plus HiDAC, compared to HiDAC alone. That would be our initial indication. Obviously, as has been discussed. We would move on to other leukemias--or we move on to first-line. We would move on to third-line. We would move on to other leukemias, other cancers in general, but we're going down this road first because it's the quickest path to an NDA.

Jenene Thomas

OK. Our next question - what is the cost of the Phase 3a, approximately?

Walter Klemp

That--that estimate is around $60 million.

Jenene Thomas

OK. Kevin, can you take Chad please?

Operator

Certainly. We do have a question from Chad Yon from Maxim Group. Your line is now live.

Chad Yon

Hi. Yeah, we were just wondering if you could remind us on potential timelines to data and what would be considered a clinically meaningful outcome?

Walter Klemp

Sure. So the trial--right now, we are in the site selection mode and we expect to have our first patient treated in the--in January of '25. We're bringing on a lot of sites. There's a tremendous amount of interest here, and we'll be on multiple continents. So it should move quickly. We expect to reach the midpoint of Part A of the trial by the, let's say around the fourth quarter of '25, third or fourth quarter of '25. And at that point as we've been discussing, we would be able to share the data, broadly, the overall data, with the public.

It will be blinded, but, uh, because there's such a huge differential and expected performance between the control group and the test group, it will be mathematically obvious whether or not the trial is succeeding. That's why Jonathan was kind of trying to drill down on how reliable the HiDAC numbers are. And Dr. Andreef kind of, I think, kind of put that one to bed for us. And then the next milestone of data would be the completion of Part A, and that's expected insecond--around second quarter, let's call it mid 2026.

Chad Yon

Great.

Jenene Thomas

OK. Our next question from the web is, are you expecting much of a difference in response rate between the two Annamycin doses? And given these patients are earlier stage than your previous study, do you think that there's potential to push the dose even higher?

Walter Klemp

Paul, do you want to start us off there?

Paul Waymack

Um, yes. We could have pushed the dose higher. At 230, we were--we did not reach MTD. We could have gone higher. However, at that point, we elected to stop dose escalation, because we were getting a 50% CR rate. Go find in an FDA sanctioned clinical trial, anybody in that ballpark. You can't find them. And so at that point, we said--it's an old Virginia saying, when you're writing Secretariat, don't get off. We are at 50%. It was time to stop, and just further enlarge that to further validate the 50% rate, and that's what we got.

The FDA thinks this is a really impressive rate, so that's why they're saying, we don't want you going higher, we want you going lower. That was conveyed to us at the meeting, go lower, because this is impressive at 230, but can 190 get you the same results? They didn't want us to go higher. The numbers we got at 230 was more than enough. They want to see if 190 is as good. If it is, then for Part B, we'll do 190. If it's not, we'll do 230. But FDA--we agreed when we said, at 230, we're stopping, we're going to the FDA. And FDA said don't go higher, go lower.

Jenene Thomas

OK. Our next question is, thinking about the data that will be reported at the Part A mid-point in 2025, what would you consider to be a good indicator to show that Annamycin is working, or at least trending in the right direction?

Walter Klemp

Yeah, Paul, you answered that once before, but would you mind repeating that?

Paul Waymack

Yeah. First, the--well, the midpoint in Part A, we're not going to unblind. We're just looking at the data actually in real time and saying is this above the 17% to 18% you would expect with just HiDAC. The higher it is, the more convinced we are. When we do the unblinding, which would be in mid 2026, we will take the numbers and if, as expected, HiDAC is between 15% and 20%, it would be a little broader range, because it would just be 30 patients. We would expect the 230 milligrams of Annamycin to be well above 30% CR, maybe above 40%. 190, probably almost as good, if not as good. We're not expecting statistical significance, but if the P value comes in at 0.1 or so, we will be quite pleased and be going forward.

Walter Klemp

But I would just add at that point, at that midpoint, the blinded data review, if you will, at 45 patients, practically speaking, that means approximately 15 patients in the HiDAC arm, the control arm, 15 patients in the 190 arm and 15 patients in the 230 arm. Mathematically speaking, we don't expect a statistical difference between the 190 and the 230 arm based on history, as--we've done 190 as a single agent as well as 230 as--well 240 as a single agent. And then we've done both of those dose levels in combination with AraC historically.

So we have enough data to suggest we don't expect a big difference, and if there isn't, then you've got a 40% to 50% CR performer against a 17% or 18% CR performer at a two to one ratio. Mathematically, that says the outcome is going to be somewhere north of 27 and probably somewhere south of 40. And if it's in that range, we're golden, right? So.

Giovanni Martinelli

May I comment?

Walter Klemp

Please.

Giovanni Martinelli

I personally believe that you have to randomize two to one or three to one, as we have done in gilteritinib registration Phase 3 clinical trial that we published New England Journal Medicine in 2019. The randomization to two to one or to three to one could be potentially protect the project enrolling speedily the majority of the patient in the experimental arm, in protecting the bit of the population that has in the control arm that we know they are in some way, not potentially be able to obtain a great amounts of CR.

Secondly, it has to be also defined better how you can use--I totally agree with you, -in the protocol, downloading the drugs during the protocol, so potentially also be unloading the drugs during the first phases of the treatment. But this is another issue. You have to define better in the field population for transplant procedures, because if you get the CR in 50% of your population, you have to transplant the patients. In an allotransplant, at least in Europe. And this allotransplant has to be very careful, because you save the patients from the CR with a higher CR, and you lose the patient the transplant.

So at the end of the day, the overall survival, which is not the endpoint, I don't know if it is the endpoint or event free survival has to be very carefully indicated, because if you get in CR, and you move immediately to the transplant, and they're getting that in a safe transplant, you lose the patients, not for your drugs, but for the transplantation procedures. So he has to cut off immediately. The CR rate that has been obtained from the overall an event free survival, which is a secondary endpoint and it has to cleaned from the toxicity of the transplantation.

Walter Klemp

Yeah--yeah.

Michael Andreef

So I like to--I like to extend a little bit on the CR. So not all CRs are created equal. We have MRD assessment. Paul, could you go back to the slide, I think you flashed MRD negativity somewhere?

Walter Klemp

So, Justin, I don't know if--are you able to navigate back to that, swimmers chart that has the CRs going horizontal?

Michael Andreef

Yeah, yeah, yeah.

Justin

Yeah, I have that pulled up.

Walter Klemp

OK.

Michael Andreef

So the FDA is getting very interested, finally, in MRD, and the problem is that there are no standardized essays. However, 78% MRD negativity, that's a different story than just 50% of poor CRs, where the patients relapse after four weeks. So I find this very impressive here. This is really spectacular. This is by flow, I suppose, in most cases, not the most sensitive, but one in a thousand, one in 10,000 cells. So this means that these remissions should be durable, and the transplant outcome depends on MDR negativity, and so these patients should also benefit significantly from an allo transplant. Now we know this is a predictor for outcome in allo transplant. So that's another aspect we didn't discuss, but, these CRs are deep CRs and--OK, so that's my MRD point.

Walter Klemp

Yeah, very important point. Very important point. Jenene, anything else on your list?

Operator

I do have a question from Jonathan Aschoff from Roth Capital Partners. Your line is now live.

Jonathan Aschoff

Thank you. When you guys were talking about dose, I'm very curious about the doctors who actually administered this drug. Where is their head when it comes to willingness with complete comfort to go, you know, pretty far beyond 230, to eke out more efficacy, or is there something that they see that would keep them in that 190 to 230?

Paul Waymack

Well, what I can tell you is they had no problems with 230. They understand why we stopped escalating, but the 230, that's one dose in a day. They get three of these. So they are actually getting about 700 milligrams per meter square in a cycle which is more than the lifetime acceptable level for FDA. So just one cycle, we're above the lifetime maximum rate, which got the FDA's attention. And we did this in Europe. We were not going behind the--we were not doing something illegally in the US. We did it in Europe.

We went to 230, three doses. And then we did a second cycle and a third. So we are in patients--in some of these patients, we're around 2,000 milligrams per meter square. In this trial. In our sarcoma, we're over 3,000 milligrams per meter square. All of these patients have serial EKG, serial echocardiograms. None have shown any cardiac impairment. So as far as Annamycin, we have yet to find an MTD in our AML studies and our sarcoma studies, despite repeatedly dosing patients many times above the lifetime maximum level as recommended by FDA.

Jonathan Aschoff

Yeah. I mean, I asked because you said there wasn't a toxicity problem. You know, 50% efficacy is something you are happy to stop at. You know, 50 is not 100. There's a lot of room to go above 50. And therefore, I'm looking for, you know, I was asking about the doctor's comfort, and going higher than that. You start showing, you know, some ridiculously high efficacy, let's say, you know, if this drug is approved in AML with higher doses. And I just think each time you can do that, you really make it really clear AML is not the only place to use it.

Paul Waymack

That sounds like a number of the many excellent Phase 4 studies we hope to conduct in a few years.

Jonathan Aschoff

Thank you.

Walter Klemp

And, you know, Jonathan, as Dr. Martinelli pointed out, these are not without adverse events, right? We're--so there are--there's the potential for infection. And logically speaking, that potential for infection goes up as we continue to weaken the patient with higher and higher doses. So it's not--I--we don't want to leave listeners with the impression that this is a benign drug. You know, it's chemotherapy. So there are limits, there are practical limits, and I think the conclusion was really, once--and again, I think it came out in some of the discussions that our clinicians offered up here today. Once you reach a threshold level, then you can hit diminishing returns as you try to go higher and higher. And so that's--all of that kind of factored into how we established this recommended Phase 2 dose.

Mohamad Cherry

I want to add something. In other areas, like sarcomas, for example, where you use anthracycline as single agent with--actually, it's the most active single agent in certain sarcomas. And I think this is where a higher dose seems more reasonable, because you are using it as single agent. But of course, this will be in later phases, but this is the area where I think, you know, to evaluate how much you can push with other non-cardiotoxicity is the area that I would recommend exploring, of course, later on.

Walter Klemp

Great.

Giovani Martinelli

May I make another comment, please?

Walter Klemp

Yeah. Yeah.

Giovani Martinelli

Yeah, it is absolutely important not to lose any patients in CR. I saw your MRD slides. And if you lose a patient for infection in CR after obtaining a second CR because they are relapsed, refractory is something that is not acceptable, because you have to take as much as possible alive, the patient, relapsing refractory that they obtain in CR. This is fantastic data, in my opinion, very, very promising, very interesting. So it will be very crucial not to lose any patients obtaining CR. Even if this CR is deeper or not deeper, it depends. But, we have to design a program, that has permitted that if the patient obtain a CR, we get--sure, a prolongation of survival. So the aim of our project is caught.

And so don't we have to design a protocol in which we get the majority patient enrolled in the program, in the experimental arm without, I personally believe it not too cohort of dosage, which is something that make, at least for me, a bit of confusion, but it could be decided, and not to lose any patient obtain a CR. So all the patients in a CR has to be alive as much as possible. So whatever is the program after first cycle has to be very careful taking account.

Walter Klemp

Yep, yep. Jenene, any other questions out there?

Jenene Thomas

Yes, we have another question from the web, Wally. The question is, what specific outcomes from the MIRACLE trial would you find most compelling when considering the use of Annamycin in your clinical practice?

Walter Klemp

Ah-ha. Well, from the Company's perspective, we're very focused on approval, and of course, approval will be based on CR at 30 days. You know, essentially the immediate response. But I think Dr. Martinelli, I think you were just commenting on that, which is, it's not just getting to a CR, it's getting them to a bone marrow transplant or getting them an increased overall survival. So, there other thoughts along those lines?

I think, I--actually, I think Dr. Martinelli really did answer that question and we couldn't agree with him more, that it's not just--I think, actually, Dr. Andreef's question about how deep the CR relates to this as well. It's not just a game where we get to that magic CR number and we can check the box and walk away. That's the start of hopefully extending this patient's life. But if you are not prepared, if you're not prophylaxing for infection and prepared with an allotransplant, if one's available, and all of those things, if you're not prepared for success, you can lose everything you hope to gain there.

So I would say, overall survival, frankly, is probably the most important endpoint in the study. Even though it's a secondary endpoint, we're not going to be approved on the basis of overall survival but tell me if you--if you guys disagree, but I feel like overall survival is the ultimate litmus test.

Giovani Martinelli

Can I say another point that arising from several programs. Is not necessary the induction consolidation, second consolidation in transplant, which is the sequential use of intensive chemotherapy in acute myeloid leukemia patient fit for chemotherapy, has to be immediately translated in relapsed refractory population. It's not--we come from a history of this sequential use of the drugs, but it's not necessary. In relapsed/refractory population, we can do just one shot, a good one shot, and then take the advantage from this one shot to move to the transplantation, or a maintenance therapy, which has to be defined.

So, the sequential user induction consolidation one, consolidation two transplantation is a--is something that comes from the back, from the (inaudible), from the older part of the history of the treatment of acute myeloid leukemia. Venetoclax and anthracycline has demonstrated that you can obtain a CR in just one shot in the majority of the patients. And then second, the third is just adding a bit of CR in the population, the entire population. So personally, I believe that we have also to take the one month CR is a fantastic ideas if it works, to move on later in a--in a consolidation with, less intensive--more less intensity, than the previously approaches that we have done in acute myeloid leukemia in relapsed refractory population.

I don't know if it is clear.

Walter Klemp

OK. One last check, Jenene, did we clear the board here?

Jenene Thomas

We cleared the board, Wally.

Walter Klemp

OK. Well, gentlemen, you've been incredibly generous with your time, and this has been remarkable. So, really, really appreciate it. I have a suspicion this is going to be viewed by a lot of folks, even after the fact, um, because of the importance of what was said here today. So thank you very much. We look forward to the MIRACLE trial moving forward and to getting your thoughts on the data as it starts to roll out.

Giovani Martinelli

Thanks to you. We will see you at the next meeting.

Walter Klemp

We'll see you soon. OK. Take care, guys. Bye.

Michael Andreef

Bye.

Giovani Martinelli

Bye-bye.

Operator

Thank you. That does conclude today's webcast. You may disconnect your line at this time and have a wonderful day. We thank you for your participation.